Exhibit 99.1

Lithia Motors Acquires Luxury and Import Stores in Iowa

MEDFORD, Ore.--(BUSINESS WIRE)--Feb. 27, 2007--Lithia Motors, Inc. (NYSE:LAD) the country's eighth-largest automotive dealership group, today announced auto-retail store acquisitions in Ames, Johnston, and Des Moines, Iowa. The new stores will be named Honda of Ames, Lithia Nissan of Ames, Acura of Johnston, Lithia Infiniti of Des Moines, Lithia Volkswagen of Des Moines and Audi Des Moines. Annualized revenues of the stores are approximately $100 million. These are the first acquisitions for Lithia this year. In 2006, Lithia acquired thirteen stores with approximately $470 million in annualized revenues.

Sid DeBoer, Lithia's Chairman and CEO, commented, "We are excited to be able to increase our presence in the state of Iowa. In October of last year, we acquired BMW and Mercedes-Benz stores in Des Moines, and then in December we acquired Buick GMC Cadillac of North Cedar Rapids, Saturn of Cedar Rapids and Kia of Cedar Rapids. With these most recent acquisitions we now have approximately $245 million in annualized revenues from the state of Iowa. Infiniti and Acura are new to Lithia's brand mix with this acquisition. We look forward to additional acquisitions and further diversification of our brand mix throughout the year," concluded Mr. DeBoer.

About Lithia
Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 32 brands of new vehicles at 108 stores which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 109,648 new and used vehicles and had $3.17 billion in total revenue in 2006.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: 541-776-6591 or log-on to: www.lithia.com - go to Investor Relations.

Forward Looking Statements
This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the estimated annualized revenues at the newly acquired stores.